Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

LINKHOME HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee	Amount Registered	Proposed Maximum Offering	Maximum	Fee Rate	Amount of Registration
Fees to be Paid	Equity	Common stock, $0.001 par value(1)(2)	457(o)			$11,500,000.00	0.0001476	$1,697.40
Fees to be Paid	Equity	Underwriter’s Warrants(3)	457(g)			—	—	—
Fees to be Paid	Equity	Common stock, $0.0001 par value(1)(4)	457(o)			$600,000	0.0001476	$88.56
	Total Offering Amounts					$12,100,000		$1,785.96
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,785.96

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares of our common stock which the underwriters have the option to purchase to cover over-allotments.

(3)	We have agreed to grant EF Hutton LLC (the “Underwriter”) warrants to purchase an amount equal to five percent (5%) sold in this offering (the “Underwriter’s Warrants”). No fee required pursuant to Rule 457(g) under the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Underwriter’s Warrants are exercisable at a per share exercise price equal to 120% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter's Warrants is $[●], which is equal to 120% of $[●] per share exercise price for 50,000 shares of common stock underlying the warrants.